AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of this 15th day of December, 2015 (the “Effective Date”) by and between Southwest Bancorp, Inc., a bank holding company organized under the laws of the State of Oklahoma (the “Company”), Bank SNB, an Oklahoma banking corporation (“Bank SNB”), and Mark W. Funke (“Executive”) with reference to the following:

WHEREAS, the Company and Executive entered into the Employment Agreement dated August 30, 2012 and effective October 1, 2012 (the “Agreement”) and amended the Agreement February 24, 2015;  and

WHEREAS, the Company and the Executive have agreed to amend the Agreement to revise the definition of Change of Control and the severance payable in the event of termination following a Change of Control; and

WHEREAS, pursuant to Section 19 of the Agreement, the Company, Bank SNB and Executive mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

I.  Amendment to Section 4.2

Section 4.2 of the Agreement is hereby replaced in its entirety with the following:

“4.2Severance; Change of Control Severance.

(a) Severance.  If, during the Term, the Executive experiences a Termination of Employment by the Employer without Cause pursuant to Section 4.1(b) or the Executive resigns the Executive’s employment with the Employer for Good Reason pursuant to Section 4.1(c), then, upon such Termination of Employment, for a period of twelve (12) months thereafter, the Employer will pay severance to the Executive, with the amount of each monthly payment equal to the Applicable Fraction of the Annual Base Salary in effect as of the effective date of the Termination of Employment.  Monthly severance payments, or portions thereof, shall be paid in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.  In addition, any service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the effective date of the Termination of Employment and shares of Company common stock subject to any performance stock awards granted pursuant to Subsections (a) and (b) of Section 3.4 shall be earned if and to the extent applicable performance measures are attained and the applicable conditions in Subsection (c) of Section 3.4 remain satisfied as of the fiscal year ending with or within the twelve-month period immediately following the effective date of the Termination of Employment.

(b) Change of Control Severance.  Notwithstanding Section 4.2(a) above, and in lieu of any payment pursuant to Section 4.2(a) above, if, during the Term, the Executive experiences a Termination of Employment by (i) the Employer without Cause pursuant to Section 4.1(b) within twenty-four  (24) months following a Change of Control, or (ii) a Constructive Termination within twenty-four  (24) months following a Change of Control pursuant to Section 4.1(c), then, upon such Termination of Employment, the Employer will instead pay severance to the Executive in an amount equal to the sum of (i) three  (3) times the Executive’s Annual Base Salary as in effect on the date of Termination of Employment and (ii) one (1) times the average of the cash portion of Executive’s Annual Bonus for the three (3) years immediately preceding the Change of Control, which amount shall be paid in substantially equal installments not less frequently than monthly over twelve (12) months.  Monthly severance payments shall be paid in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.  In addition, any service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the effective date of the Termination of Employment and shares of Company common stock subject to any performance stock awards granted pursuant to Subsections (a) and (b) of Section 3.4 shall be earned if and to the extent applicable performance measures are attained and the applicable conditions in Subsection (c) of Section 3.4 remain satisfied as of the fiscal year ending with or within the twelve-month period immediately following the effective date of the Termination of Employment.”

II.  Amendment to Subsection (g) of Section 27

Subsection (g) of Section 27 of the Agreement is hereby replaced in its entirety with the following:

“‘Change of Control’ means for purposes of this Agreement the occurrence of any of the following events on or after the Effective Date:

(a) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934, (“Person”) shall become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of either (i) the outstanding common shares of either the Company or Bank SNB, or (ii) the combined voting power of the then outstanding voting securities of the Company or Bank SNB entitled to vote in the election of directors. For purposes of this paragraph, any acquisition, ownership, or voting control over Bank SNB by the Company shall not be a “Change of Control”;

(b) the consummation of a plan of reorganization, merger or consolidation involving the Company or Bank SNB or the sale of all or substantially all of the assets or deposits of the Company or Bank SNB, except for a reorganization, merger, consolidation or sale where (A) the stockholders of the Company or Bank SNB immediately before such reorganization, merger, consolidation or sale own directly or indirectly at least 60% of the combined voting power of the outstanding voting securities of the Company,  Bank SNB or other entity resulting from such reorganization, merger or consolidation or purchasing the assets or deposits (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately before such reorganization, merger, consolidation or sale, (B) no Person beneficially owns, or has voting control over, thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Surviving Company, or (ii) the combined voting power of the then outstanding voting securities of the Surviving Company entitled to vote in the election of directors, and (C) the members of the Board immediately before the execution of the agreement providing for such reorganization, merger, consolidation or sale constitute at least half of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company.  For purposes of this paragraph, any acquisition, ownership, or voting control over Bank SNB by the Company shall not be a “Change of Control”; or

(c) the date there shall have been change in a majority of the Board of either the Company or Bank SNB within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12-month period.

Except as provided in this Amendment, the Agreement shall remain in full force and effect.

EXECUTED as of the day and year first written above.

COMPANY: SOUTHWEST BANCORP, INC.

By:

Name:

Title:

BANK SNB:BANK SNB, an Oklahoma banking corporation

By:

Name:

Title:

EXECUTIVE:

Mark W. Funke